Exhibit 10.36

Kura Oncology, Inc.

Amendment to Amended and Restated Executive Employment Agreement

for

Troy E. Wilson, Ph.D., J.D.

This Amendment to Amended and Restated Executive Employment Agreement (the “Agreement”), entered into between Kura Oncology, Inc. (the “Company”) and Troy E. Wilson, Ph.D., J.D. (the “Executive”) (collectively, the “Parties”), is effective as of February 19, 2021 (the “Effective Date”).

Whereas, the Company and Executive entered into an  Amended and Restated Executive Employment Agreement dated as of January 29, 2016 (the “Original Agreement”); and

Whereas, Executive and Company wish to amend the Original Agreement.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Section 1.2 of the Original Agreement is hereby amended, and as so amended, shall read in its entirety as follows:

“1.2 Duties and Location.  Executive will perform such duties as are required by the Company’s Board of Directors (the “Board”), to whom Executive will report.  Executive’s primary office location will be his home office in Salt Lake City, Utah.  The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, including the Company’s offices in Boston, Massachusetts, and San Diego, California and to require reasonable business travel.  The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.”

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Kura Oncology, Inc.

By:	/s/ James Basta
Name:	James Basta
Title:	Chief Legal Officer

Executive

/s/ Troy E. Wilson, Ph.D., J.D.
Troy E. Wilson, Ph.D., J.D.